Exhibit 2

BRASIL TELECOM S.A.

Corporate Taxpayers Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Pubicly-Held Company

EXTRACT OF ITEM 3 OF THE MINUTES OF THE MEETING OF THE BOARD OF

DIRECTORS HELD ON JULY 28, 2011.

In my role as a secretary of the meeting of the Board of Directors, held on this date, I CERTIFY that item 3 of the Agenda of the Minutes of the Meeting of the Board of Directors of Brasil Telecom S.A, held on July 28, 2011, at 7:15 p.m., at Rua Humberto de Campos 425, 8th floor, Leblon, City and State of Rio de Janeiro, reads as follows:

“Finally, regarding item 3 of the Agenda, the Directors resolved to appoint Francisco Tosta Valim Filho, described below, to the position of Chief Executive Officer, beginning on August 1, 2011, for the duration of the current term, in other words until the first meeting of the Board of Directors held after the Ordinary General Shareholders’ Meeting of 2012, which position is being temporarily held by José Mauro Mettrau Carneiro da Cunha. The officer-elect declares that he is not involved in any of the crimes provided by law that prevent him from performing the job for which he was nominated. Considering the change in the Board of Executive Officers mentioned above, the Directors decided to register the consolidated Board of Executive Officers of the company, which is composed of the following members: (i) as Chief Executive Officer, beginning on August 1, 2011, Francisco Tosta Valim Filho, Brazilian, married, business administrator, bearer of Identity Card (RG) No. 1006855272, issued by SSP/RS, enrolled with the individual taxpayers’ registry (CPF/MF) under No. 355827150-53; (ii) as Officer without specific designation and Investor Relations Officer, Alex Waldemar Zornig, Brazilian, married, accountant, bearer of Identity Card (RG) No. 9415053, issued by SSP/SP, enrolled with the individual taxpayers’ registry (CPF/MF) under No. 919584158-04, with address at Rua Humberto de Campos No. 425, 8th floor, in the City of Rio de Janeiro, State of Rio de Janeiro; (iii) as Officer without specific designation, Francis James Leahy Meaney, Irish, single, economist, bearer of Identity Card (RNE) No. V218988-N, issued by CIMCRE/CGPMAF, enrolled with the individual taxpayers’ registry (CPF/MF) under No. 054404. 117-80, with address at Rua Humberto de Campos No. 425, 8th floor, in the City of Rio de Janeiro, State of Rio de Janeiro; (iv) as Officer without specific designation, Maxim Medvedovsky, Brazilian, married, engineer, bearer of Identity Card (RG) No. 101915858, issued by IFP, enrolled with the individual taxpayers’ registry (CPF/MF) under No. 016750537-82, with business address at Rua Humberto de Campos No. 425, 8th floor, in the City of Rio de Janeiro, State of Rio de Janeiro; and (v) as Officer without specific designation, Tarso Rebello Dias, Brazilian, married, economist, bearer of Identity Card (RG) No. 08401392-9, issued by IFP/RJ enrolled with the individual taxpayers’ registry (CPF/MF) under No. 021455577-17, with address at Rua Humberto de Campos, No. 425, 8th floor, in the City of Rio de Janeiro, State of Rio de Janeiro.”

A majority of the members of the Board of Directors were present and affixed their signatures: (/s/) José Mauro Mettrau Carneiro da Cunha – Chairman, João de Deus Pinheiro de Macedo, Francis James Leahy Meaney and João Carlos de Almeida Gaspar. Rio de Janeiro, July 28, 2011.

Maria Gabriela Campos da Silva Menezes Côrtes

Secretary